Exhibit 5.1

[Stradling Yocca Carlson & Rauth letterhead]

April 28, 2006

Sonus Pharmaceuticals, Inc.

22026 20th Avenue SE

Bothell, Washington 96021

Re:                               Registration Statement on Form S-3 — Registration No. 333-123763

Ladies and Gentlemen:

You have requested our opinion with respect to certain matters in connection with the sale by Sonus Pharmaceuticals, Inc., a Delaware corporation (the “Company”), of up to six million one hundred thirty thousand (6,130,000) shares of Common Stock, $0.001 par value per share, of the Company (the “Company Shares”) pursuant to the Registration Statement on Form S-3, Registration No. 333-123763, filed by the Company with the Securities and Exchange Commission (the “Commission”) on April 1, 2005 (as amended by Amendment No. 1 thereto, the “Registration Statement”). The prospectus dated March 16, 2006 filed with the Registration Statement is hereinafter referred to as the Base Prospectus. The prospectus supplement dated April 27, 2006, in the form filed with the Commission under Rule 424(b) promulgated under the Securities Act, is hereinafter referred to as the Prospectus Supplement.

In connection with this opinion, we have examined and relied upon the Registration Statement, the Base Prospectus, the Prospectus Supplement, the Company’s Amended and Restated Certificate of Incorporation and Bylaws, as currently in effect, and the originals or copies certified to our satisfaction of such other records, documents, certificates, memoranda and other instruments as we deem necessary or appropriate to enable us to render the opinion expressed below. We have assumed the genuineness and authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies thereof and the due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof.

Based on the foregoing, it is our opinion that the Company Shares, when issued and sold in the manner described in the Registration Statement and the related Base Prospectus and the Prospectus Supplement, will be legally issued, fully paid and nonassessable.

We consent to the use of this opinion as an exhibit incorporated by reference in the Registration Statement and to the use of our name under the caption “Legal Matters” in the Base Prospectus and the Prospectus Supplement.

Very truly yours,

/s/ STRADLING YOCCA CARLSON & RAUTH